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                            CERTIFICATE OF AMENDMENT
                         TO CERTIFICATE OF INCORPORATION

                             eCHANNEL VENTURES INC.



         The undersigned incorporator of eChannel Ventures Inc. (the "Company") hereby certifies that the Company has not received any payment for any of its stock, that the Company's directors have yet to be elected and that the sole incorporator of the Company has adopted the following amendment to the Company's Certificate of Incorporation in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

         The Certificate of Incorporation of the Company shall be amended by striking out the whole of Article First as it now exists and inserting in lieu thereof a new Article First, which shall read as follows:

                   FIRST:     The name of the corporation is: eB2Buy Inc.



          IN WITNESS WHEREOF, the undersigned incorporator of eChannel Ventures Inc. has executed this certificate on the 19th day of January, 1999 and affirms under penalties of perjury that the statements contained herein are true and correct.





                                           -----------------------------------
                                           John J. Hughes, Jr.
                                           Incorporator